MDU Resources Group Announces Increased Capital Investment Plan for 2026-2030

BISMARCK, N.D. — November 20, 2025 — MDU Resources Group, Inc. (NYSE: MDU) today announced a capital investment plan totaling $3.4 billion from 2026 through 2030, an increase over the company’s prior 2025–2029 planned capital investment of $3.1 billion. This increase reflects the company’s continued investment in safe, reliable and environmentally-responsible energy delivery infrastructure across its regulated electric, natural gas distribution and pipeline businesses.

This five-year plan represents an approximately 34% increase over the previous five-year period, 2021-2025, and underscores the company’s focus on sustainable growth as a pure-play regulated energy delivery business.

“Our capital investment plan for 2026 through 2030 reflects our commitment to building the energy infrastructure that communities depend on,” said Nicole Kivisto, MDU Resources president and CEO. “We’re investing to serve a growing customer base, to modernize and strengthen our systems for the future and to continue delivering long-term value for our stockholders. These planned investments demonstrate the steady, disciplined approach that defines MDU Resources. We’re focused on safety, reliability and growth that benefits our customers, communities and stockholders.”

Capital Investments by Segment
MDU Resources’ planned investments over the 2026–2030 period include increases across its regulated segments:

Capital Expenditures
	Forecast						Total
	2025	2026	2027	2028	2029	2030	2026-2030
	(in millions)
Electric	$174	$424	$309	$250	184	$210	$1,377
Natural Gas	294	342	295	240	254	223	1,354
Pipeline	63	60	70	181	282	50	643
Total	$531	$826	$674	$671	$720	$483	$3,374
*Excludes “Other” category

The company’s electric utility capital investments will fund continued system upgrades, substation improvements and generation projects, including final payment in 2026 for the acquisition of a 49% stake in Badger Wind Farm. Additionally, the Jamestown to Ellendale transmission line (JETx) project continues to advance, and the company anticipates energizing the line in late 2028 to early 2029.

On the natural gas distribution side, capital investments will focus on system replacements, expansions and modernization projects to meet demand from a growing customer base. This includes investments in new service extensions and capacity expansions that accommodate economic and population growth in fast-growing regions across our eight-state territory.

The pipeline business will continue to support customer-driven projects. The planned Line Section 32 Expansion Project is anticipated to serve power generation while other projects, like the planned Minot Industrial Expansion Project, are aimed at serving industrial demand in the region. Additionally, capital investments focus on system maintenance and expanding capacity where market conditions support additional investment.

Equity and Funding Plan
Equity issuance in the range of $150 million to $175 million is anticipated in 2026, and in the range of $100 million to $125 million in 2027, to support MDU Resources’ near-term capital expenditures for growth. The company expects the remaining funding to come from internally generated cash flows and debt financing and will review equity needs beyond 2027 in later periods as longer-term investment plans are updated.

Strategic Growth and Value Creation
The company believes the 2026–2030, $3.4 billion capital investment plan positions MDU Resources to continue achieving rate base growth in the 7%–8% range annually across its regulated operations, while maintaining its long-term earnings per share growth target of 6%–8%. Actual expenditures may differ from estimates because of changes in load growth, regulatory decisions, permitting or other factors.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the company anticipates will or may occur in the future are based on underlying assumptions (many of which are based, in turn, upon further assumptions), including but not limited to, statements identified by the words "anticipates," "estimates," "expects," "intends," "plans," and "predicts," in each case related to such things as growth estimates, stockholder value creation, capital expenditures, financial guidance, funding plans, trends, objectives, goals, strategies, customer rates, regulatory approvals, sustainability, and other such matters, each of which is a forward-looking statement. These forward-looking statements are based on many assumptions and factors, which are detailed in the company's filings with the U.S. Securities and Exchange Commission.

While made in good faith, these forward-looking statements are based largely on the company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond the company's control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see "Risk Factors" disclosed in the company's most recent Annual Report on Form 10-K, and subsequent filings. Any changes in such assumptions or factors could produce significantly different results. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by applicable law, the company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events, or otherwise.

About MDU Resources Group, Inc. MDU Resources Group Inc., a member of the S&P SmallCap 600 index, strives to deliver safe, reliable, affordable and environmentally responsible electric utility and natural gas distribution services to more than 1.2 million customers across the Pacific Northwest and Midwest. In addition to its utility operations, the company’s pipeline business operates a more than 3,800-mile natural gas pipeline network and storage system, ensuring reliable energy delivery across the Northern Plains. With a legacy spanning over a century, MDU Resources remains focused on energizing lives for a better tomorrow. For more information about MDU Resources, visit www.mdu.com or contact the investor relations department at investor@mduresources.com.

Investor Contact: Brent Miller, treasurer, 701-530-1730
Media Contact: Byron Pfordte, director of integrated communications, 208-377-6050
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